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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
         SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Northgate Exploration Limited
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             (Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada
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(State of Incorporation or Organization)                (IRS Identification No.)
2050 - 1055 West Georgia Street, Vancouver, British Columbia, Canada   V6E 3R5
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(Address of Principal Executive Offices)                              (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: ______________________ (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:

               Title Of Each Class             Name Of Each Exchange On Which
               To Be So Registered             Each Class Is To Be Registered

         Common Stock without par value            American Stock Exchange

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________________________________________________________________________________
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         Securities to be registered pursuant to Section 12(g) of the Act:

________________________________________________________________________________
                                (Title of Class)
________________________________________________________________________________
                                (Title of Class)

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                             INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED.

Common Stock

         This Form 8-A is being filed by Northgate Exploration Limited ("Northgate") to register its Common Stock without par value (the "Common Stock") pursuant to Section 12(b) of the Securities Exchange Act of 1934. Northgate has 100,000,000,000,000 shares of Common Stock authorized for issuance and, as of June 2, 2003, 198,533,615 shares of Common Stock were issued and outstanding. Holders of the Common Stock are entitled to one vote per share at meetings of shareholders and to receive dividends if, as and when declared by the directors of Northgate. In the event of voluntary or involuntary liquidation, dissolution or winding-up of Northgate, after payment of all outstanding debts and the satisfaction of the rights of any shares of Northgate with a preference over the Common Stock, the remaining assets of Northgate available for distribution would be distributed ratably to holders of the Common Stock. Northgate has authorized 100,000,000,000,000 shares of Class A Preference Stock ("Class A Stock") and 100,000,000,000,000 shares of Class B Preference Stock ("Class B Stock"). Class A Stock and Class B Stock have a preference over holders of the Common Stock with respect to priority in distribution of assets in the event of a liquidation, dissolution or winding up of Northgate, as described in Northgate's Memorandum which is filed as an exhibit to this Form 8-A. As of the date of this Form 8-A, there were no shares of Class A Stock or Class B Stock issued and outstanding. Holders of Common Stock have no preemptive, redemption, exchange or conversion rights.

         The following discussion applies only to citizens and residents of the United States and United States corporations ("United States Taxpayers") who are not resident in Canada and will not be resident in Canada, who do not have a permanent establishment in Canada, who deal at arm's length with Northgate and who do not use or hold nor are deemed to use or hold such Common Stock in carrying on a business in Canada.

         Generally, the Income Tax Act (Canada) ("ITA") provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as Northgate) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend or deemed dividend.

         Provisions in the ITA relating to dividend and deemed dividend payments to and gains realized by non-residents of Canada who are residents of the United States are subject to the 1980 Canada-United States Income Tax Convention (the "Treaty").

         Article X of the Treaty provides that the rate of Canadian non-resident withholding tax shall not exceed 5% of the dividend or deemed dividend paid to a United States corporation if that corporation beneficially owns at least 10% of the voting stock of the corporation paying the dividend. In all other cases, the rate of non-resident withholding tax shall not exceed 15% of the dividend or deemed dividend.

         The ITA provides that a non-resident person is subject to tax in Canada at the rates generally applicable to the residents of Canada on any "taxable capital gain" arising on the disposition of the shares of a Canadian public corporation if such non-resident, together with persons with whom he or she does not deal at arm's length, owned 25% or more of the issued shares of any class of the capital stock of the Canadian corporation at any time in the five years immediately proceeding the date of disposition of the shares. For Canadian income tax purposes, the "taxable capital gain" is equal to one half of the capital gain.

         Article XIII of the Treaty provides that gains realized by a United States resident on the disposition of shares of a Canadian corporation may not generally be taxed in Canada unless the value of the Canadian corporation is derived principally from real property situated in Canada.

         Neither Canada nor any province thereof currently imposes any estate taxes or succession duties. Provided a holder of shares of common stock has not, within the preceding five years, owned (either alone or together with

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persons with whom he or she does not deal at arm's length) 25% or more of the shares of common stock, the disposition (or deemed disposition arising on death) of such shares of common stock will not be subject to the capital gains provisions of the ITA.

ITEM 2. EXHIBITS

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
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Exhibit No.         Description
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
1                   MEMORANDUM OF NORTHGATE EXPLORATION LIMITED.
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2                   ARTICLES OF NORTHGATE EXPLORATION LIMITED.
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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, Northgate has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      Northgate Exploration Limited

Date: July 4, 2003.

                                      (signed)
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                                      Jon Douglas
                                      Vice President and Chief Financial Officer